Exhibit 10.17
GANNETT CO., INC.
OMNIBUS AMENDMENT
TO TERMS AND CONDITIONS OF
RESTRICTED STOCK AWARDS
Under the
Gannett Co., Inc.
2001 Omnibus Incentive Compensation Plan
To comply with the requirements of Section 409A of the Internal Revenue Code of 1986, and the rules and regulations thereunder (Section 409A”), the Terms and Conditions of all outstanding Restricted Stock Awards are revised as follows:
•	Notwithstanding any provision in the Award agreements to the contrary, the “Limited Vesting” provisions of Sections 15.3 or 15.4 of the 2001 Omnibus Incentive Compensation Plan shall not apply to the Awards.
•	The Company agrees to comply with its responsibility under an Award agreement to reimburse a participant for certain specified legal fees and other disbursements following a Change in Control by reimbursing the participant for such expenses within 10 days following the Company’s receipt of an invoice from the participant; provided that the participant must submit an invoice for such amounts at least 30 days before the end of the calendar year next following the calendar year in which such fees and disbursements were incurred.
•	To the extent that the Awards are subject to Section 409A, they are intended to comply with the requirements of Section 409A and the Award agreements shall be interpreted and administered in accordance with that intent. If any provision of the Award agreements would otherwise conflict with or frustrate this intent, the provision shall not apply.
IN WITNESS WHEREOF, Gannett Co., Inc. has caused this Amendment to be executed by its duly authorized officer as of December 31, 2008.

GANNETT CO., INC.
By:	/s/ Roxanne V. Horning
	Name:	Roxanne V. Horning
	Title:	Senior Vice President/Human Resources